Exhibit 99.1

Appleton Reports Third Quarter 2004 Results

(Appleton, Wis., November 10, 2004)  Appleton today reported strong revenue performance for the third quarter 2004. Net sales for the third quarter ended October 3, 2004, were $244.5 million, a 12 percent increase over the same quarter of 2003. Revenue from Appleton’s core thermal and security businesses grew more than 15 percent compared to the same quarter in 2003. The performance of the secure printing and packaging companies Appleton acquired in 2003 also contributed to the Company’s revenue growth during the third quarter 2004.

Appleton reported a $2.0 million reduction in interest expenses for the third quarter of 2004 compared to the same quarter in 2003 as a result of the voluntary refinancing the Company completed in June 2004. The Company’s net income for the third quarter of 2004 was $6.4 million compared to $9.1 million for the same quarter of 2003.

Coated Solutions

In the third quarter 2004, shipments of carbonless products decreased 3 percent while net sales were down 2 percent compared to the same quarter in 2003 as Appleton began to realize the positive impact of its second quarter 2004 price increase for carbonless products. Carbonless products account for most of the Company’s coated solutions segment.

Thermal and Advanced Technical Products

Revenue from thermal and advanced technical operations increased 13 percent during the third quarter 2004 compared to the same quarter of 2003 with a similar rise in shipments. The Company achieved record revenue and volume from its thermal business in September 2004.

Security Products

Revenue from U.S.-based security substrate product operations rose 48 percent during the third quarter 2004 compared to the same quarter in 2003. Appleton’s security business also benefited from the revenue contributions of BemroseBooth, a company based in the United Kingdom that provides secure and specialized print services. Appleton acquired BemroseBooth in December 2003.

Performance Packaging

Revenue from Appleton’s packaging operations grew 2 percent in third quarter 2004 compared to the same quarter in 2003. Appleton acquired its two companies in April 2003.

Earnings release conference call

Appleton will host a conference call to discuss its third quarter 2004 results Thursday, November 11 at

11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available for 10 days.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2003 Annual Report on Form 10-K dated April 2, 2004, and in Appleton’s Registration Statement on Form S-4 dated September 22, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables is presented for Paperweight Development Corp. on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	October 3, 2004	September 28, 2003
	(unaudited)	(unaudited)

Net sales	$ 244,476	$ 217,783

Cost of sales	178,629	157,722

Gross profit	65,847	60,061

Selling, general and administrative expenses Restructuring and other charges	48,047 189	37,775 -

Operating income	17,611	22,286

Interest expense	11,310	13,317
Interest income	(217)	(66)
Other expense	426	5

Income before income taxes	6,092	9,030
Benefit for income taxes	(269)	(36)

Net income	$ 6,361	$ 9,066
	==============	===============

Other Financial Data:

Operating income	$ 17,611	$ 22,286
Depreciation and amortization	19,015	17,473

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Nine Months Ended	Nine Months Ended
	October 3, 2004	September 28, 2003
	(unaudited)	(unaudited)

Net sales	$ 728,648	$ 632,670

Cost of sales	537,054	459,771

Gross profit	191,594	172,899

Selling, general and administrative expenses Restructuring and other charges	147,674 1,018	115,548 -

Operating income	42,902	57,351

Interest expense	37,848	40,157
Debt extinguishment expenses	30,779	-
Interest income	(1,664)	(253)
Other expense (income)	1,368	(790)

(Loss) income before income taxes	(25,429)	18,237
(Benefit) provision for income taxes	(1,428)	515

Net (loss) income	$ (24,001)	$ 17,722
	=============	===============

Other Financial Data:

Operating income	$ 42,902	$ 57,351
Depreciation and amortization	58,739	52,456